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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 22, 2002

                               BUDGET GROUP, INC.
             (Exact name of registrant as specified in its charter)



                  DELAWARE                                       0-78274                          59-3227576
(State or other jurisdiction of incorporation)           (Commission File Number)   (IRS Employer Identification Number)


        125 BASIN STREET, SUITE 210
          DAYTONA BEACH, FLORIDA                           32114
 (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code: (904) 238-7035


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.   Other Events.

      On August 22, 2002, Budget Group, Inc. and certain of its subsidiaries (collectively, "Budget") entered into a definitive agreement (the "Agreement") with Cherokee Acquisition Corporation ("Buyer") and Cendant Corporation ("Cendant") pursuant to which Buyer has agreed to acquire substantially all of the assets of Budget relating to Budget's operations in the United States (including Puerto Rico), Canada, the Caribbean, Latin America, Australia and New Zealand for $107.5 million in cash plus the payment of certain transaction related expenses and assumption of certain contracts and trade payables. In addition, the transaction includes the assumption by Buyer of Budget's non-recourse asset-backed vehicle-related debt, which currently aggregates approximately $2.7 billion. Cendant will not assume approximately $750 million of Budget's non-vehicle related debt and preferred securities.

      Consummation of the transaction remains subject to certain conditions, including bankruptcy court and regulatory approval outside the United States. Budget and Cendant expect to complete the transaction during the fourth quarter of 2002.

      Copies of the Agreement and the press release issued by Budget and Cendant announcing the Agreement are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 7.   Financial Statements and Exhibits

    The following exhibits are filed herewith and made a part hereof.

    Exhibit No.  Description of Exhibit

    99.1   --    Asset and Stock Purchase Agreement by and among Budget Group,
                 Inc. and certain of its subsidiaries, Cendant Corporation and Cherokee Acquisition Corporation dated as of August 22, 2002.

    99.2   --    Press Release, issued by Budget Group, Inc. and Cendant
                 Corporation on August 22, 2002.
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                                   Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 29, 2002


                                    BUDGET GROUP, INC.


                                    By: /s/ Thomas L. Kram
                                        ------------------
                                        Thomas L. Kram
                                        Vice President, Controller
                                        (Principal Accounting Officer)


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